EXHIBIT 99.1

Exponent Reports Strong Third Quarter 2003 Results

MENLO PARK, Calif., October 20, 2003— Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the three and nine-month periods ended October 3, 2003.

For the third quarter of 2003, revenues were $35,657,000, an increase of 15% over $30,962,000 reported in the same period one year ago. Net income increased by 35% to $2,848,000 million, or $0.36 per diluted share, as compared to $2,115,000, or $0.28 per diluted share, for the same period of 2002.

For the nine-month period ended October 3, 2003, revenues were $105,394,000, an increase of 13% over $93,206,000 reported in the same period one year ago. Net income increased by 30% to $7,991,000, or $1.01 per diluted share, as compared to $6,157,000, or $0.82 per diluted share, for the same period of 2002.

“We are pleased with our financial and operating performance in the third quarter,” commented President and CEO, Michael R. Gaulke. “In addition to reporting strong earnings and revenue results, we experienced growth across our business. We are particularly encouraged by the performance in our defense technology development, health sciences, and biomechanics practices. In our civil engineering practice, we have recently been involved with several construction dispute cases, which we view as an area with strategic growth potential.”

“Looking ahead, we believe we are well positioned to take advantage of several opportunities with the U.S. military, and recently announced a contract with the Army’s Rapid Equipping Force to develop an Advanced Robotic Controller. In addition, our health sciences practices continue to work on projects related to exposure and health evaluation of workers involved with products containing low concentrations of asbestos, as well as in assignments related to perchlorate in drinking water, and pesticides and heavy metals in ready-to-drink beverages in India. We are confident in the future of our business and optimistic about our opportunities for strategic growth,” Mr. Gaulke concluded.

Earnings Call Information

Exponent will host a conference call discussing the company’s third quarter results today, Monday, October 20, 2003 starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-633-8284 and entering reservation #21163212.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include those discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters and Nine Months Ended October 3, 2003 and September 27, 2002

(in thousands, except per share data)

	Quarters Ended		Nine Months Ended
	October 3, 2003	September 27, 2002	October 3, 2003	September 27, 2002
Revenues
Revenues before reimbursements	$31,950	$28,467	$95,229	$85,592
Reimbursements	3,707	2,495	10,165	7,614

Revenues	35,657	30,962	105,394	93,206

Operating expenses
Compensation and related expenses	20,573	18,366	61,888	55,767
Other operating expenses	4,473	4,560	13,654	12,914
Reimbursable expenses	3,707	2,495	10,165	7,614
General and administrative expenses	2,283	1,853	6,469	5,703

	31,036	27,274	92,176	81,998

Operating income	4,621	3,688	13,218	11,208

Other income
Interest income, net	35	33	59	92
Miscellaneous income, net	218	20	698	210

	253	53	757	302

Income before income taxes	4,874	3,741	13,975	11,510

Income taxes	2,026	1,626	5,984	5,353

Net income	$2,848	$2,115	$7,991	$6,157

Net income per share:
Basic	$0.39	$0.31	$1.11	$0.91
Diluted	$0.36	$0.28	$1.01	$0.82

Shares used in per share computations:
Basic	7,212	6,932	7,180	6,739
Diluted	7,986	7,581	7,907	7,478

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

October 3, 2003 and January 3, 2003

(in thousands)

	October 3, 2003	January 3, 2003
Assets
Current assets:
Cash and cash equivalents	$17,228	$22,480
Short-term investments	10,957	—
Accounts receivable, net	42,894	38,404
Prepaid expenses and other assets	2,225	3,450
Deferred income taxes	1,928	1,928

Total current assets	75,232	66,262

Property, equipment and leasehold improvements, net	31,064	31,712
Goodwill	8,573	8,567
Other assets	736	675

	$115,605	$107,216

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,532	$5,183
Current installments of long-term obligations	59	205
Accrued payroll and employee benefits	14,913	14,667
Deferred revenues	1,723	1,511

Total current liabilities	22,227	21,566

Long-term obligations, net of current installments	183	167
Deferred income taxes	860	860
Deferred rent	974	837

Total liabilities	24,244	23,430

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	33,705	33,898
Accumulated other comprehensive income (loss)	19	(39)
Retained earnings	64,289	56,298
Treasury shares, at cost	(6,660)	(6,379)

Total stockholders’ equity	91,361	83,786

	$115,605	$107,216